November 3, 2016

PDC Energy Reports 2016 Third Quarter Financial and Operating Results and Year-Over-Year Production Increase of 39% to 6.0 Million Barrels of Oil Equivalent

DENVER, CO, November 3, 2016: PDC Energy, Inc. ("PDC", the "Company," "we" or "us") (NASDAQ: PDCE) today reported its 2016 third quarter financial and operating results.

2016 Third Quarter Highlights

•	Production of approximately 65,263 barrels of oil equivalent (“Boe”) per day; 39% increase year-over-year and 14% over the second quarter of 2016.

•	Reduced per Boe lease operating expense (“LOE”) 27% year-over-year to $2.33.

•	Turned-in-line 40 gross operated wells, including the Company’s first two-mile lateral wells in the Core Wattenberg.

•	Closed previously announced strategic acreage trade in the Middle Core area of the Wattenberg Field.

•
Announced transformative $1.5 billion acquisition (“the Acquisition”) of approximately 57,000 net acres in the Core Delaware Basin with approximately 7,000 Boe per day of net production. Closing of the Acquisition is expected in December 2016.

•
Executed financial transactions to fund the cash portion of the Acquisition including: equity offering of approximately nine million shares for net proceeds of approximately $560 million, issuance of $200 million of 1.125% convertible senior notes due 2021 and issuance of $400 million of 6.125% senior notes due 2024.

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Bart Brookman, President and Chief Executive Officer, commented, “The third quarter was truly transformational for PDC. The announcement of our large-scale entry into the Core Delaware Basin, combined with the closing of our Core Wattenberg acreage trade and the production from our first two-mile lateral wells, demonstrates our ongoing focus on capital efficiency and substantial future growth. Our priorities are to continue building upon the tremendous momentum in the Wattenberg while we integrate and develop our new Delaware assets. As we begin our budget process for 2017, look for us to emphasize a strong balance sheet while delivering top-tier production growth from our premier asset portfolio.”

Financial Results

Net loss in the third quarter of 2016 was $23.3 million, or $0.48 per diluted share, compared to net loss of $41.5 million, or $1.04 per diluted share, in the third quarter of 2015. Adjusted net loss, a non-U.S. GAAP financial measure defined below, was $5.8 million in the third quarter of 2016, compared to an adjusted net loss of $75.9 million in the comparable period of 2015.

Net cash from operating activities increased 19% to $163.0 million in the third quarter of 2016, compared to net cash from operating activities of $136.5 million in the third quarter of 2015. Adjusted cash flows from operations, a non-U.S. GAAP financial measure defined below, was $122.6 million in the third quarter of 2016, compared to $122.7 million in the third quarter of 2015.

Third quarter 2016 production increased 39% to 6.0 million barrels of oil equivalent (“MMBoe”), or 65,263 Boe per day, compared to 4.3 MMBoe, or 47,017 Boe per day in the third quarter of 2015. Third quarter 2016 production increased 14% compared to 57,112 Boe per day in the second quarter of 2016. The increases in production over the prior periods were primarily attributable to successful horizontal drilling and continued execution of longer laterals in the Wattenberg Field.

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, increased 36% to $141.8 million in the third quarter of 2016, compared to $104.5 million in the third quarter of 2015. Including the impact of net settlements on derivatives, crude oil, natural gas and NGL sales increased 10% to $189.5 million in the third quarter of 2016 compared to $172.5 million in the same period last year. The average crude oil equivalent sales price, excluding net settlements on derivatives, decreased 2% to $23.62 per Boe in the third quarter of 2016 compared to $24.15 per Boe in the same 2015 period.

Commodity price risk management activities in the third quarter of 2016 resulted in a net gain of $19.4 million, which was comprised of $47.7 million of positive net settlements on derivatives and a $28.3 million loss on net change in fair value of unsettled derivatives. Commodity price risk management activities in the third quarter of 2015 resulted

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in a net gain of $123.5 million, which was comprised of $68.0 million of positive net settlements on derivatives and a $55.5 million gain in net change in fair value of unsettled derivatives.

LOE in the third quarter of 2016 was $2.33 per Boe compared to $3.20 per Boe in the third quarter of 2015. The decrease in LOE rate is primarily attributable to a 39% increase in production with an immaterial increase to total LOE.

General and administrative expense ("G&A") was $32.5 million in the third quarter of 2016, an increase of $12.2 million compared to G&A of $20.3 million in the third quarter of 2015. The $12.2 million increase in G&A was primarily attributable to $11.3 million of fees and expenses related to the Acquisition and a $1.2 million increase in payroll and employee benefits. Excluding Acquisition related fees, G&A on a per Boe basis decreased 25% to $3.53 per Boe in the third quarter of 2016 compared to $4.69 in the third quarter of 2015, a decline attributable to maintaining similar levels of total G&A while increasing production.

Depreciation, depletion and amortization expense ("DD&A") related to crude oil and natural gas properties was $112.1 million, or $18.66 per Boe, in the third quarter of 2016, compared to $79.8 million, or $18.44 per Boe, in the third quarter of 2015. The DD&A rates in the third quarter of 2016 were comparable to the third quarter of 2015.

Interest expense in the third quarter of 2016 was $20.2 million compared to $12.1 million in the third quarter of 2015. The $8.1 million increase in 2016 is primarily attributable to a $9.0 million charge related to a bridge loan agreement relating to the Acquisition, partially offset by a decrease in interest expense on the 3.25% convertible notes that matured, and were settled, in May 2016.

Capital expenditures in the third quarter of 2016 were $118.0 million compared to $130.9 million for the same 2015 period. Excluding carry-over of expenses related to prior periods, capital expenditures were $116.0 million in the third quarter 2016 compared to $103.9 million for the same 2015 period.

Third Quarter Operations Update

The Company turned-in-line 40 gross operated wells in the Wattenberg Field during the third quarter of 2016. Average production from the field increased approximately 13% to 61,804 Boe per day compared to the second quarter of 2016. The Company turned-in-line its first eight extended-reach lateral wells, which are performing in-line with internal expectations through the flow-back process. PDC’s average wellhead oil differential in Wattenberg, including transportation costs, was $4.27 per barrel in the third quarter of 2016.

In the Utica Shale, third quarter 2016 production was 3,459 Boe per day, a 31% increase compared to the second quarter of 2016. Average wellhead oil differentials in the Utica were approximately $6 per barrel.

Delaware Basin Update

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In August 2016, the Company entered into definitive agreements to acquire two privately held companies managed by Kimmeridge Energy Management Company for approximately $1.5 billion. The privately negotiated transaction includes approximately 57,000 net acres in Reeves and Culberson Counties, Texas with an average working interest of approximately 93 percent and net production of approximately 7,000 Boe per day. The transaction is expected to close in December 2016.

The seller is currently operating two drilling rigs comprised of one rig in each the Central and Eastern acreage blocks. Drilling has been completed on both an approximate 10,000 foot lateral well in the Central area and an approximate 4,500 foot lateral well in the Eastern area. Completions are expected to begin in November 2016. Current net production is approximately 7,500 Boe per day. The seller’s production prior to closing is not attributable to PDC’s reported volumes.

Debt and Liquidity

At September 30, 2016, the Company had $1.1 billion of debt outstanding, consisting of $200 million of 1.125% convertible senior notes due 2021, $500 million of 7.75% senior notes due 2022 and $400 million of 6.125% senior notes due 2024. If the Acquisition is not completed prior to or on December 31, 2016 (or in some cases January 15, 2017), the $400 million senior notes are required to be redeemed in whole.

Liquidity as of September 30, 2016 was approximately $1.6 billion, consisting of approximately $1.2 billion in cash and cash equivalents and an undrawn credit facility of $450 million, net of an $11.7 million letter of credit related to a third-party transportation obligation. In October 2016, the Company completed the semi-annual redetermination of the borrowing base under its revolving credit facility, which resulted in the reaffirmation of the borrowing base at $700 million. The Company elected to maintain its commitment level of $450 million until the expected closing of the Acquisition in December 2016, at which time it will increase to the full $700 million.

Pro forma for the expected closing of the Acquisition in December 2016, available third quarter liquidity was approximately $1.0 billion, consisting of the $700 million borrowing base, net of the $11.7 million letter of credit, and cash on hand.

Oil and Gas Operations Cost, Production and Sales Data

The following table provides the components of production costs from continuing operations for the three and nine months ended September 30, 2016 and 2015:

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Lease operating expenses	$14.0	$13.8	$43.0	$42.7
Production taxes	9.6	5.5	19.7	13.2
Transportation, gathering and processing expenses	5.0	3.9	13.6	6.6
Total	$28.6	$23.2	$76.3	$62.5
Lease operating expenses per Boe	$2.33	$3.20	$2.73	$4.04

The following table provides production by area, as well as the weighted-average sales price, for the three and nine months ended September 30, 2016 and 2015, excluding net settlements on derivatives:

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	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Percent	2016	2015	Percent

Crude oil (MBbls)
Wattenberg Field	2,216.3	1,868.6	18.6%	5,928.5	4,509.5	31.5%
Utica Shale	123.5	139.2	(11.3)%	311.7	386.4	(19.3)%
Total	2,339.8	2,007.8	16.5%	6,240.2	4,895.9	27.5%

Weighted-Average Sales Price	$42.11	$38.98	8.0%	$37.33	$42.22	(11.6)%

Natural gas (MMcf)
Wattenberg Field	12,700.0	8,478.3	49.8%	34,968.2	21,040.7	66.2%
Utica Shale	717.4	670.6	7.0%	1,800.0	1,956.3	(8.0)%
Total	13,417.4	9,148.9	46.7%	36,768.2	22,997.0	59.9%

Weighted-Average Sales Price	$2.04	$2.05	(0.5)%	$1.62	$2.15	(24.7)%

NGLs (MBbls)
Wattenberg Field	1,353.0	730.6	85.2%	3,240.4	1,692.5	91.5%
Utica Shale	75.1	62.4	20.4%	162.4	166.0	(2.2)%
Total	1,428.1	793.0	80.1%	3,402.8	1,858.5	83.1%

Weighted-Average Sales Price	$11.12	$9.40	18.3%	$10.41	$10.45	(0.4)%

Crude oil equivalent (MBoe)
Wattenberg Field	5,686.0	4,012.3	41.7%	14,996.9	9,708.8	54.5%
Utica Shale	318.2	313.3	1.6%	774.1	878.5	(11.9)%
Total	6,004.2	4,325.6	38.8%	15,771.0	10,587.3	49.0%

Weighted-Average Sales Price	$23.62	$24.15	(2.2)%	$20.80	$26.02	(20.1)%

Commodity Price Risk Management Activities

PDC uses various derivative instruments to manage fluctuations in crude oil and natural gas prices. The Company has in place a series of collars and fixed price and basis swaps on a portion of its expected crude oil and natural gas production. For details of its hedge positions, refer to PDC's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) for the related quarterly period.

Non-U.S. GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDA," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's

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Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended December 31, 2015, and other subsequent filings with the SEC, for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted cash flows from operations:
Net cash from operating activities	$163.0	$136.5	$360.8	$283.0
Changes in assets and liabilities	(40.4)	(13.8)	(34.6)	10.6
Adjusted cash flows from operations	$122.6	$122.7	$326.2	$293.6

Adjusted Net Income (Loss)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted net loss:
Net loss	$(23.3)	$(41.5)	$(190.3)	$(71.3)
(Gain) loss on commodity derivative instruments	(19.4)	(123.5)	62.3	(141.2)
Net settlements on commodity derivative instruments	47.7	68.0	167.9	162.5
Tax effect of above adjustments	(10.8)	21.1	(87.6)	(8.1)
Adjusted net loss	$(5.8)	$(75.9)	$(47.7)	$(58.1)
Weighted-average diluted shares outstanding	48.8	40.1	45.7	38.8
Adjusted diluted net loss per share	$(0.12)	$(1.89)	$(1.04)	$(1.50)

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Adjusted EBITDA
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss to adjusted EBITDA:
Net loss	$(23.3)	$(41.5)	$(190.3)	$(71.3)
(Gain) loss on commodity derivative instruments	(19.4)	(123.5)	62.3	(141.2)
Net settlements on commodity derivative instruments	47.7	68.0	167.9	162.5
Interest expense, net	20.1	10.7	40.9	31.8
Income tax provision	(12.0)	(21.2)	(112.2)	(40.6)
Impairment of crude oil and natural gas properties	0.9	154.0	6.1	161.2
Depreciation, depletion and amortization	112.9	81.0	317.3	206.9
Accretion of asset retirement obligations	1.8	1.6	5.4	4.7
Adjusted EBITDA	$128.7	$129.1	$297.4	$314.0

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$163.0	$136.5	$360.8	$283.0
Interest expense, net	20.1	10.7	40.9	31.8
Stock-based compensation	(4.1)	(4.8)	(15.2)	(14.3)
Amortization of debt discount and issuance costs	(9.9)	(1.8)	(12.9)	(5.3)
Gain on sale of properties and equipment	0.2	0.1	—	0.3
Other	(0.2)	2.2	(41.6)	7.9
Changes in assets and liabilities	(40.4)	(13.8)	(34.6)	10.6
Adjusted EBITDA	$128.7	$129.1	$297.4	$314.0

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues
Crude oil, natural gas and NGLs sales	$141,805	$104,483	$328,013	$275,520
Sales from natural gas marketing	2,678	2,580	6,728	8,336
Commodity price risk management gain (loss), net	19,397	123,549	(62,348)	141,170
Well operations, pipeline income and other	10	488	2,425	1,666
Total revenues	163,890	231,100	274,818	426,692
Costs, expenses and other
Lease operating expenses	14,001	13,825	43,006	42,749
Production taxes	9,568	5,476	19,682	13,206
Transportation, gathering and processing expenses	5,048	3,938	13,554	6,584
Cost of natural gas marketing	3,092	2,781	7,795	8,875
Exploration expense	241	252	688	812
Impairment of properties and equipment	933	154,031	6,104	161,207
General and administrative expense	32,510	20,277	78,868	62,050
Depreciation, depletion and amortization	112,927	80,947	317,329	206,873
Provision for uncollectible notes receivable	(700)	—	44,038	—
Accretion of asset retirement obligations	1,777	1,594	5,400	4,742
Gain on sale of properties and equipment	(219)	(74)	(43)	(302)
Total cost, expenses and other	179,178	283,047	536,421	506,796
Loss from operations	(15,288)	(51,947)	(261,603)	(80,104)
Interest expense	(20,193)	(12,092)	(42,759)	(35,384)
Interest income	140	1,378	1,875	3,626
Loss before income taxes	(35,341)	(62,661)	(302,487)	(111,862)
Provision for income taxes	12,032	21,167	112,198	40,560
Net loss	$(23,309)	$(41,494)	$(190,289)	$(71,302)

Earnings per share:
Basic	$(0.48)	$(1.04)	$(4.16)	$(1.84)
Diluted	$(0.48)	$(1.04)	$(4.16)	$(1.84)

Weighted-average common shares outstanding:
Basic	48,839	40,085	45,741	38,837
Diluted	48,839	40,085	45,741	38,837

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2016 Third Quarter Teleconference and Webcast
PDC plans to host a conference call with investors to discuss 2016 third quarter results. The Company invites you to join Bart Brookman, President and Chief Executive Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; Scott Reasoner, Senior Vice President Operations; and Scott Meyers, Chief Accounting Officer, for a conference call on Thursday, November 3, 2016, for a discussion of its results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Thursday, November 3, 2016, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 94977405

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 94977405

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: Stephens Fall Investment Conference in New York on Tuesday, November 8, 2016; Bank of America Merrill Lynch Global Energy Conference in Miami on Thursday, November 17, 2016; and Capital One Energy Conference in New Orleans on Wednesday, December 7, 2016. The Company also plans to attend the Wells Fargo 2016 Energy Symposium in New York on Wednesday, December 7, 2016.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with primary operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. The Wattenberg Field operations are focused on the liquid-rich horizontal Niobrara and Codell plays and the Ohio operations are focused in the condensate and wet gas portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of
1933 ("Securities Act") and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") regarding the Company’s business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are "forward-looking statements" within the meaning of the safe harbor provisions of the United States ("U.S.") Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein. These statements relate to, among other things: the closing of pending transactions and the effects of such transactions, including the fact that the transactions contemplated by the acquisition agreements to purchase Arris Petroleum Corporation and the assets of the 299 entities are subject to continuing diligence between the parties and accordingly, may not occur within the expected timeframe or at all; estimated future production (including the components of such production), sales, expenses, cash flows, liquidity and balance sheet attributes; estimated crude oil, natural gas and natural gas liquids (“NGLs”) reserves; anticipated capital projects, expenditures and opportunities; expected capital budget allocations; availability of sufficient funding and liquidity for the Company’s capital program and sources of that funding; future exploration, drilling and development activities, including non-operated activity, the number of drilling rigs the Company expects to run and lateral lengths of wells, including the number of rigs in 2017 in the Delaware Basin; expected 2016 production and cash flow ranges and timing of turn-in-lines; and future strategies, plans and objectives. The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to the Company. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in worldwide production volumes and demand, including economic conditions that might impact demand;

•	volatility of commodity prices for crude oil, natural gas and NGLs and the risk of an extended period of depressed prices;

•
reductions in the borrowing base under the revolving credit facility; impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	declines in the value of crude oil, natural gas and NGLs properties resulting in further impairments;

•	changes in estimates of proved reserves;

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•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from wells being greater than expected;

•	timing and extent of success in discovering, acquiring, developing and producing reserves;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport production and the impact of these facilities and regional capacity on the prices received for production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and the ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions that the Company may pursue have on capital expenditures;

•	the ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for future operations

Further, PDC urges you to carefully review and consider the cautionary statements and disclosures made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts: Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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